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                                 Exhibit No. 15


November 14, 2002

TRC Companies, Inc.
5 Waterside Crossing
Windsor, Connecticut 06095

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of TRC Companies, Inc. and subsidiaries for the three months ended September 30, 2002, as indicated in our report dated November 14, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the thee months ended September 30, 2002, is incorporated by reference in Registration Statement Nos. 2-66247, 2-77690, 33-18771, 33-26748, 33-38810, 33-45169, 33-70662, 33-87446, 33-87448, 33-97332
and 333-57463 on Form S-8 and Registration Statement Nos. 33-84660, 333-74528 and 333-88176 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Costa Mesa, CA